UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 22, 2015
(Date of earliest event reported)

Timberline Resources Corporation
(Exact name of Company as specified in its charter)

Commission File Number: 001-34055
_____________________________________

Delaware	82-0291227
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

101 East Lakeside Avenue
Coeur d’Alene, Idaho 83814
(Address of principal executive offices, including zip code)

 (208) 664-4859
(Company’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Letter Agreement with Paul Dircksen

On September 22, 2015, Timberline Resources Corporation (the “Company”) and Mr. Paul Dircksen, current Vice President Business Development & Technical Services and director of the Company and the former President and Chief Executive Officer of the Company, entered into a letter agreement, effective September 21, 2015, regarding Mr. Dircksen’s ongoing relationship with the Company (the “Dircksen Agreement”). Upon execution of the Dircksen Agreement, by mutual agreement, Mr. Dircksen’s employment agreement with the Company, dated effective May 1, 2006, was terminated in its entirety and Mr. Dircksen waived any claims, rights or assertions related to any of the terms and conditions of the prior employment agreement, including any provisions relating to payment for any change of control.

Pursuant to the Dircksen Agreement, Mr. Dircksen will continue as a consultant to the Company at an annual compensation rate of $73,500 payable bi-monthly in accordance with the Company’s normal practices until a change of control occurs.  The Company will reimburse Mr. Dircksen and his spouse for health coverage benefits for 13 years through payment of medical and dental insurance coverage premiums up to $12,000 per year. The Company has also agreed to transfer title of the Company truck which Mr. Dircksen currently drives to Mr. Dircksen.

If a change of control occurs, the Company has agreed to consider in good faith continuing Mr. Dircksen’s consulting arrangement on mutually agreeable terms.

The Dircksen Agreement further provides that the Company will inform the Company’s compensation committee at the time it is considering issuing awards under the Company’s proposed 2015 Stock and Incentive Plan, which was approved by the shareholders on September 24, 2015, that Mr. Dircksen and the Company have agreed that the value of the surrender of Mr. Dircksen’s change of control rights contained in Mr. Dircksen’s prior employment agreement is approximately $160,000.  The Dircksen Agreement, however, does not bind the Company or the compensation committee to undertake any issuance of awards under the 2015 Stock and Incentive Plan and the issuance of any such awards to Mr. Dircksen in the future remains in the sole discretion of the compensation committee.

2015 Stock and Incentive Plan

On September 24, 2015, the shareholders of the Company, adopted the Company’s 2015 Stock and Incentive Plan in which the Company’s executive officers and directors are participants. A description of the material terms of the 2015 Stock and Incentive Plan is set forth under the heading “Proposal 2 – Approval of the Adoption of the Timberline 2015 Stock and Incentive Plan” in the Company’s definitive proxy statement on Schedule 14A as filed with the Commission on August 26, 2015 as is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 24, 2015, the Company held its 2015 Annual Meeting and the following are the final voting tallies for the Annual Meeting:

Proposal #1 – Election of Directors
The election of the Nominees to the Company’s Board to serve until the Company’s 2016 Annual Meeting of Shareholders or until successors are duly elected and qualified:
	Voted For	Withheld	Non Vote
William M. Sheriff	4,301,681	536,022	3,116,215
Kiran Patankar	4,489,989	347,714
Paul Dircksen	4,127,358	710,345
Robert Martinez	4,372,935	464,768
Leigh Freeman	4,307,632	530,071

Proposal #2 To approve the adoption of the Timberline 2015 Stock and Incentive Plan	For 3,372,931	Against 1,349,540	Abstain 115,232	Non Vote 3,116,215
Proposal #3 To ratify the appointment of the Company’s Independent Registered Public Accounting Firm for the 2015 fiscal year	For 7,738,965	Against 51,287	Abstain 163,666	Non Vote -

Proxies were solicited under the proxy statement filed with the Securities and Exchange Commission on August 26, 2015.  All nominees for director were elected.  The proposal to approve the adoption of the Timberline 2015 Stock and Incentive Plan was approved.  The Company’s appointment of DeCoria, Maichel & Teague P.S. to serve as the Company’s independent registered public accounting firm for the 2015 fiscal year was ratified.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: September 28, 2015	By:	/s/ Randal Hardy
Randal Hardy Chief Financial Officer and Director